UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 26, 2017

Iridium Communications Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33963	26-1344998
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1750 Tysons Boulevard

Suite 1400

McLean, VA 22102

(Address of principal executive offices)

703-287-7400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 26, 2017, we entered into a supplemental agreement with Société Générale, as BPIAE Agent, under our BPIAE Facility Agreement (formerly our COFACE Facility Agreement) dated October 4, 2010, as amended and restated on August 1, 2012 and May 2, 2014, and as further amended on May 7, 2015, November 24, 2015, December 31, 2015, February 24, 2016, July 18, 2016 and February 10, 2017, which we refer to as the Original Credit Facility.

The Original Credit Facility, as amended and restated by the supplemental agreement, which we collectively refer to as our Credit Facility, delays the contributions that we were scheduled to make during 2017 to the debt service reserve account, or DSRA, that we are required to maintain under the Credit Facility and provides for a refund of a portion of the contributions we have made to date. The Credit Facility delays $54 million of our 2017 DSRA contributions, provides a refund of $33 million in contributions made to date, and provides for a refund of an additional $11 million in contributions made to date in the event that our projected Available Cash (as defined in the Credit Facility) falls below $35 million on a three-month forward-looking basis between now and March 2019. The delay and refunds are effective through the end of March 2019, at which time the DSRA must be fully funded to the previously agreed amount of $189.0 million. The Credit Facility also requires that we establish a new restricted account to receive payment of hosting fees from Aireon LLC. Hosting fees up to $50 million would be kept in the account and could be drawn by us based on the same $35 million three-month forward-looking Available Cash threshold described above. Hosting fees in excess of $50 million would be distributed pro rata to replenish the DSRA and secure the payment of the bills of exchange to Thales for milestone payments as described below.

The Credit Facility also requires that we suspend the payment of dividends on our 7% Series A Cumulative Perpetual Convertible Preferred Stock and our 6.75% Series B Cumulative Perpetual Convertible Preferred Stock for five quarters. As previously announced, in anticipation of this requirement, we began this suspension with the dividend payments payable on June 15, 2017. The Credit Facility also includes revised financial covenant levels to reflect changing business conditions and makes immaterial changes to certain definitions and other terms of the Original Credit Facility.

Also on July 26, 2017, we entered into Amendments 28 and 29 to our Full Scale Development Contract with Thales Alenia Space France SAS, or Thales, for the Iridium NEXT System, dated June 1, 2010, which we refer to as the FSD. We signed Amendment 28 on May 18, 2017, but effectiveness was conditioned on the effectiveness of Amendment 29. Amendment 28 revises the liquidated damages and other cost provisions regarding delays to the Iridium NEXT program. Under Amendment 28, we agreed with Thales that liquidated damages for Thales production delays to date would be set at $30 million, with this amount to be used only to offset costs otherwise payable by us to Thales under the FSD with respect to past and future delays to the launch schedule from causes other than Thales, at agreed upon rates. Any portion of the $30 million remaining at the completion of the launch campaign will be forgiven. Liquidated damages owed to us from any future delays caused by Thales would remain payable in cash. Similarly, costs payable by us to Thales for non-Thales delays exceeding the $30 million would be payable in cash. Unless there are substantial future delays to the Iridium NEXT program, we expect this arrangement will result in no cash payments by either party due to delays.

Amendment 29 provides for the deferral of payment by us of approximately $100 million in milestones under the FSD that we expect to be completed in 2017 and 2018. Under Amendment 29, we will pay these milestones using bills of exchange (a French law debt instrument similar to a promissory note) due in March 2019, with interest at a specified base rate (LIBOR or SWAP, depending on the term of the bill of exchange), plus 1.4%, with the bills of exchange guaranteed by Bpifrance Assurance Export S.A.S., which we refer to as BPIAE. Amendment 29 also requires that we pay Thales for the BPIAE premium on the guarantee in the amount of $1 million in cash at signing plus 1.62%, to be paid by bills of exchange on the same terms as stated above, on each bill of exchange issued.

The descriptions of the Credit Facility and Amendments 28 and 29 to the FSD contained herein are summaries of certain material terms of those agreements, do not purport to be complete, and are qualified in their entirety by reference to the full text of the agreements, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2017.

Item 2.02. Results of Operations and Financial Condition.

On July 27, 2017, Iridium Communications Inc. issued a press release announcing its financial results for the quarter ended June 30, 2017. The text of the press release is included as an exhibit to this Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein and herein are deemed to be furnished and shall not be deemed to be filed.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated July 27, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDIUM COMMUNICATIONS INC.

Date: July 27, 2017	By:	/s/ Thomas J. Fitzpatrick
Name: Thomas J. Fitzpatrick
Title: Chief Financial Officer